Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive CEO Receives Entrepreneurial Accolades

Earl J. Hesterberg awarded Ernst & Young Entrepreneur Of The Year

HOUSTON, June 27, 2012 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that Earl J. Hesterberg, Group 1’s president and chief executive officer, was presented with the Ernst & Young Entrepreneur Of The Year 2012 Gulf Coast Area award in the consumer products and services category.

“It is very humbling to receive such an accolade, especially considering the impressive accomplishments of the other four companies named as category finalists for the award,” said Hesterberg. In his acceptance speech, Hesterberg gave credit to Group 1’s 9,000 associates for their long hours of work and high degree of professionalism.

As the 2012 Gulf Coast Area award recipient, Hesterberg will participate in the Ernst & Young Entrepreneur Of The Year National awards ceremony in Palm Springs, Calif., this November. Here, the 10 regional award recipients will be recognized and one named National Entrepreneur of the Year. The national award winner will go on to compete against award recipients from 50 countries in the World Entrepreneur of the Year ceremony in Monte Carlo.

In addition to the above mentioned recognition, Hesterberg was recently inducted into the Junior Achievement of Southeast Texas Hall of Achievement along with James Mulva, CEO of ConocoPhillips and Ms. Lynne Liberato, partner of Haynes and Boone, LLP. That recognition was based on dedication to youth education and the pursuit of free enterprise.

About Group 1 Automotive, Inc.
Group 1 owns and operates 122 automotive dealerships, 153 franchises, and 28 collision centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

SOURCE: Group 1 Automotive, Inc.

Media Contacts:
Pete DeLongchamps
V.P. Financial Services and Manufacturer Relations
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com